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                                  EXHIBIT 99.1

POPE & TALBOT, INC.

NEWS                                                           Contact: R.J. Day

RELEASE 97-10

For Release at 8:30 a.m. EST Monday, December 15, 1997

POPE & TALBOT MAKES OFFER FOR HARMAC PACIFIC

        PORTLAND, OR -- Pope & Talbot, Inc. (NYSE:POP), announced today that it is making an offer to acquire 50.1% of the outstanding common shares of Harmac Pacific Inc. (TSE:HRC) at a price of C$11.50 cash per share.

        The closing price of the Harmac Common Shares on December 12, 1997 was C$7.80. The offering price of C$11.50 per share represents a premium of 47% above the December 12th closing price and 31% above the average of the closing prices on the last 20 trading days for the Harmac shares.

        Harmac, headquartered in Vancouver, British Columbia, operates a pulp mill on a deep-sea port near Nanaimo, British Columbia on the east coast of Vancouver Island. With an annual capacity of 370,000 tons of Northern Bleached Softwood Kraft pulp, Harmac is one of Canada's largest market pulp producers, manufacturing a wide range of high-quality kraft pulps. Wood fiber purchased under long-term chip supply agreements from MacMillan Bloedel and another third party supplies 90% of the mill's requirements. In 1996, Harmac had revenues of C$212 million and reported a net loss to the common shareholders of C$20 million.

        Pope & Talbot is an integrated wood-fiber products company that is focused on the production of softwood dimension lumber, kraft pulp and tissue. The Company was founded in 1849 and is headquartered in Portland, Oregon. Its shares are publicly traded on the New York and Pacific stock exchanges. In Canada, the Company operates three sawmills at Castlegar, Grand Forks and Midway in the southern interior of British Columbia. In 1996, the Company had revenues of US$450 million, of which US$170 million came from its Canadian operations.

        "We believe our offer is a very attractive opportunity for Harmac shareholders," said Peter T. Pope, Chairman and Chief Executive Officer of Pope & Talbot. "The short term outlook for pulp remains negative as a result of the economic difficulties in Asia and this offer allows shareholders an attractive alternative at this time." Mr. Pope commented further that discussions had taken place with the management of Harmac Pacific after the announcement that the equity offering to finance Harmac's purchase of Kimberly-Clark's Canadian pulp mills was postponed. The discussions included a review of possible options related to the Kimberly-Clark purchase agreement, the possibility of combining the Harmac and Pope & Talbot pulp operations, and the prospect for Pope & Talbot to participate in an equity offering by Harmac.


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        Mr. Pope said, "We are impressed with Harmac's product quality, its management and marketing organization, and we believe that with Pope & Talbot's operating experience, Harmac can be an even better company in the future. Furthermore, we believe that Harmac forms the basis for a consolidation of the North American kraft pulp industry and we are aware of a number of opportunities which could form a part of the consolidation."

        The offer, to be made through a subsidiary, is conditional on the acquisition of not less than 50.1% of Harmac's common shares outstanding including the common shares currently held by Pope & Talbot. The offer will also be conditional upon the waiver or removal of Harmac's Rights Plan and subject to other customary conditions including normal regulatory approvals.

        Pope & Talbot has today requested a shareholder list and the formal offer will be mailed to shareholders upon receipt of the list from Harmac. Pope & Talbot has retained Goepel Shields & Partners Inc. to act as its financial advisors and to form a soliciting dealer group to solicit acceptance of its bid.

CONTACT:
POPE & TALBOT, INC.                         GOEPEL SHIELDS & PARTNERS INC.

Michael Flannery (503) 228-9161             Donald M. Shumka (604) 661-1769
Maria M. Pope    (503) 228-9161

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